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                                                                  EXHIBIT 10.14



                            [RECOVERY NETWORK LOGO]



January 7, 1999


Ms. Charlotte Schiff-Jones
Special Advisor, The Recovery Network, Inc.
1627 Brickell Avenue, Suite 601
Miami, FL 33129


         Re: ENGAGEMENT PROPOSAL


Dear Charlotte:

We are pleased to confirm by this Letter Agreement (the "Agreement") the terms and conditions upon which The Recovery Network, Inc. (the "Company") has engaged you ("Special Advisor") to assist us in the financing generally described as the "Cable TV Industry Proposal" (the "financing"). The Company agrees to engage you upon the terms and conditions set forth below.

1.       THE SERVICES

Special Advisor shall render the following services (hereinafter, "Services") to the Company and provide written reports to the Company with respect thereto as requested by the Company at reasonable benchmarks throughout the term hereof:

a. Special Advisor will use her best efforts to assist and represent the Company in obtaining both long term financing.

b. Special Advisor agrees to use her best efforts to assist in the introduction to, and negotiation of the financing with certain potential investors, subject to the prior approval of the Company. Such investors ("Investors"), shall be those listed on Exhibit A attached hereto, as accepted by the Company at its sole discretion, and as updated from time to time, and this Agreement applies only to such Investors.

c. Special Advisor shall render the services described above, with direct supervision by the Company and at such time and in such manner as Consultant and the Company may deem appropriate.

2.       COMPENSATION, FEES AND EXPENSES

a.       Special Advisor shall be paid, as follows:

         (i.) In the event that the introduction by Agent to Investors results in a financing, the Company agrees to pay to Special Advisor an incentive fee equal to the "Lehman Formula" of any cash or equivalent value received by the Company as a direct result of


               1411 5th Street, Suite 200, Santa Monica, CA 90401
                          t 310 393 3979 f 310 393 5749

                            www.recoverynetwork.com
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                  such introduction, earned and payable to you at the time and in the manner set forth in subparagraph (b) below. The incentive fee described in the preceding sentence shall be payable in cash.

         (ii.) The Board of Directors of the Company or a representative selected by the Board of Directors, reserves the right to negotiate whatever financing terms it deems are in its best interest and shall be under no obligation to accept any financing or offers from any Investors.

         (iii.) The Lehman Formula shall mean an incentive fee equal to 5% of the first $1 million of value; 4% of the second $1 million of value; 3% of the third $1 million of value; 2% of the fourth $1 million of value; and 1% on all amounts of value in excess of $5 million.

b. Payment of the incentive fee shall be earned only upon receipt by the Company of some or all of the financing amount from Investors, and accepted by the Company, and such payment shall be made at the Closing of such financing. If there are multiple Closings, payment shall be made at each such Closing in an amount equal to the applicable incentive fee relating to the value of the financing involved at such Closing.

c. All expenses, approved in advance, incurred by you in connection with your performance of this agreement shall be immediately payable upon submission by you of an expense report accompanied by appropriate receipts. Upon mutual agreement, arrangements will be made to provide you with an advance on expenses, on the condition, that expense reports will be promptly submitted by you in the customary format of the Company relating to such advances.

d. Notwithstanding anything else to the contrary herein, as additional compensation for your efforts to introduce and participate in negotiations with the Investors, the Company agrees to issue and deliver to you 50,000 shares of The Recovery Network, Inc. Common Stock, immediately upon your acceptance of this Agreement.

3.       TERM

Either party may terminate this Agreement and the Services provided hereunder.

In the event, that the Company terminates this Agreement and the Services provided hereunder, and within one (1) year from the date of such termination the Company effects a financing or sale of the assets or completes a transaction with Investors introduced to the Company by you, the Company shall pay to you the incentive fees payable with respect to such financing or sale of assets or completed transaction, as the case may be, upon the Closing of such financing or sale, or completed transaction.

4.       GENERAL TERMS

This Letter Agreement (i) constitutes the entire agreement between the parties and may be amended only in writing executed by both parties; (ii) shall be governed in accordance with the




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laws of the state of Colorado without giving effect to the principles of conflicts of laws; and (iii) shall be effective as of the date hereof.

Enclosed are two copies of this Letter Agreement executed by the Company. Please sign and return one copy to the Company to acknowledge acceptance of its terms, and retain one copy for yourself. Each copy shall constitute a duplicate original execution.




Sincerely,

THE RECOVERY NETWORK, INC.



/s/ GARY HOROWITZ
----------------------------------
Gary Horowitz
President & CEO


Accepted and Agreed this 25th day of January, 1999.


SPECIAL ADVISOR


/s/ CHARLOTTE SCHIFF-JONES
----------------------------------
Charlotte Schiff-Jones


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                                    EXHIBIT A
                                    INVESTORS



Investor                                                            RNet Approval
--------                                                            -------------
Time Warner, Jerry Levin and Affiliates                                  Yes
Jeffrey Marcus, Charter Cable and Affiliates                             Yes
Leonard Tow, Century Cable and Affiliates                                Yes
Marc Nathanson, Falcon Cable and Affiliates                              Yes
William Bresnan, Bresnan Communications and Affiliates                   Yes


Other names may be added upon mutual consent.


Initialed:


/s/ CHARLOTTE SCHIFF-JONES
-------------------------------------
Charlotte Schiff-Jones



/s/ GARY HOROWITZ
-------------------------------------
Gary Horowitz